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Dear Shareholders:

We are pleased to report net income of $889,000 or $0.32 per diluted share for the quarter ended June 30, 2008, compared to $869,000 or $0.31 per diluted share during the same period in 2007. For the six months ended June 30, 2008, the company earned $1.8 million or $0.63 per diluted share compared to $1.6 million or $0.57 for the same period in 2007.

We are pleased to have raised our dividend from $0.17 per quarter to $0.18 per quarter effective June 30, 2008. I am sure you are well aware of the troubling news about other financial institutions. I am happy to report to you that First Harrison Bank is a well capitalized institution and that we continue to emphasize our core fundamentals. Our provision for loan losses for the six months ended June 30, 2008 was $738,000, a $478,000 increase from the $260,000 provision for loan losses recorded for the same period in 2007. This increase is representative of our consideration of the recent trends in general economic conditions in our evaluation of the allowance for loan losses, including: depreciating collateral values, job losses and continued pressures on household budgets in our market area.

Our tier 1 capital (to adjusted total assets) ratio as of June 30, 2008 was 8.70%. The regulatory minimum required to be considered well-capitalized is 4%. This is just one benchmark to be considered a well capitalized institution - and we met the other benchmarks as well as of June 30, 2008. Our management is dedicated to staying the course with our long term plan of moving the balance sheet from that of a thrift to more like a commercial bank. While many financial companies are struggling, we believe our strategy of following our core fundamentals and understanding our risks have served us well.

We know the banking business has many challenges ahead. We are working hard to monitor risks within our loan portfolio and address any issues. There are opportunities to build and develop customer relationships during these challenging times. Our management and board is committed to working hard to protect your investment in First Capital, Inc. We look forward to working with you in the future. Please remember us for all your financial service needs.

Sincerely,


/s/ William W. Harrod


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BALANCE SHEET HIGHLIGHTS                                                           As of June 30,               Percent
(In thousands except per share in per share information) (unaudited)           2008           2007              Change
------------------------------------------------------------------------------------------------------------------------
Total loans (excluding loans held for sale)                                  $330,782       $334,408            -1.08%
Allowance for loan losses                                                       2,451          2,333             5.06%
Allowance for loan losses as a percentage
     of total loans (excluding loans held for sale)                              0.74%          0.70%            6.21%
Total assets                                                                 $452,233       $445,346             1.55%
Total deposits                                                                338,008        322,852             4.69%
Other borrowings                                                               65,178         75,056           -13.16%
Shareholders equity                                                            46,318         44,250             4.67%
Book value per share                                                            16.49          15.64             5.45%


                                                                                                                  Six
                                                     Three Months                   Six Months                   Months
INCOME STATEMENT SUMMARY                            Ended June 30,                 Ended June 30,               Percent
(In thousands)(unaudited)                         2008          2007            2008           2007              Change
------------------------------------------------------------------------------------------------------------------------

Net interest income                             $ 3,768       $ 3,349        $  7,305       $  6,668             9.55%
Provision for loan losses                           513            35             738            260           183.85%
Noninterest income                                  923           908           1,801          1,722             4.59%
Noninterest expense                               2,901         2,933           5,783          5,735             0.84%
Earnings before taxes                             1,277         1,289           2,585          2,395             7.93%
Provision for income taxes                          388           420             797            777             2.57%
Net income                                          889           869           1,788          1,618            10.51%


                                                                                                                  Six
                                                     Three Months                   Six Months                   Months
OTHER FINANCIAL DATA                                 Ended June 30,                Ended June 30,               Percent
(unaudited)                                       2008          2007            2008           2007              Change
------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share                      $  0.32       $  0.31        $   0.63       $   0.57            10.53%
Cash dividends per share                           0.18          0.17            0.35           0.34             2.94%
Return on average assets (annualized)              0.78%         0.78%           0.78%          0.72%            8.33%
Return on average equity (annualized)              7.59%         7.79%           7.67%          7.28%            5.36%
Net interest margin                                3.69%         3.32%           3.57%          3.28%            8.84%
Net overhead expense as a percentage
  of average assets (annualized)                   2.55%         2.64%           2.54%          2.57%           -1.17%

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